                                                                    EXHIBIT 10.2
                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of September 9, 1999, by and between Intrenet, Inc., an Indiana corporation ("Employer"), and John P. Chandler ("Employee").

                              W I T N E S S E T H
                              -------------------

         WHEREAS, Employer desires to employ Employee;

         WHEREAS, Employee desires to be assured of certain compensation and other benefits from Employer for his services over a defined term; and

         WHEREAS, Employer desires to provide such assurances to Employee on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

         1. EMPLOYMENT. Upon the terms and subject to the conditions set forth in this Agreement, Employer agrees to employ Employee and Employee agrees to accept such employment.

         2. DUTIES. Employee agrees to serve as Employer's Chief Operating Officer and to perform such duties in that office as may reasonably be assigned to him by Employer's Board of Directors (the "Board") or Chief Executive Officer ("CEO"). While so employed, Employee shall devote substantially all of his business time and efforts to Employer's business and shall not engage in any other business activities without the prior approval of the Board or the CEO. Without limiting the foregoing, Employee agrees to be in the principal offices of Employer or on Employer's business during normal working hours (8:00 a.m. to 5:00 p.m.) Monday through Friday. Employee shall hold such other offices and titles as the Board determines.

         3. TERM. The term of this Agreement shall commence as of the date hereof and shall expire on September 9, 2000 (such term, including any extension thereof shall herein be referred to as the "Term"). The Term shall be automatically extended for additional periods of one year unless at least six
(6) months prior to the scheduled expiration date, Employer notifies Employee in writing of its intention not to extend the Term. Any notice of intention not to renew may be treated, at Employee's option, as a termination of employment under section 8(c) of this Agreement.

         4.  COMPENSATION.

                  (a) Employee shall receive a base salary of $200,000.00 per annum ("Base Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect.

                  (b) In addition to Base Compensation, on the third Tuesday of April of each year of the Term, Employee shall be eligible to receive a bonus equal to one percent (1%) of Employer's net income before taxes for the preceding year. The amount of the bonus for any partial year of employment shall be pro rated based on the actual number of calendar months of employment and the total of Employee's Base Compensation and bonus in any year shall not exceed $500,000 (or such smaller amount if pro rated for any partial year).

         5. BENEFIT PLANS. Employee shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of Employer, consistent with his Base Compensation and position with Employer, including, without limitation, any pension plan, 401(k) Plan, Stock Option Plan, and hospitalization, major medical, disability and group life insurance plans, upon the terms set forth in such plans, as amended from time to time. Employer may amend or eliminate any such plan in its discretion to the extent permitted by law, as long as the change does not apply solely to Employee to the exclusion of all other participants in such plan.

         6. EXPENSES; AUTOMOBILE; VACATIONS. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon submission to Employer of written vouchers and statements for reimbursement in accordance with Employer's policies and procedures. Employee shall be provided with an automobile for his use or paid a reasonable allowance for an automobile. Employee shall participate in Employer's vacation policies for senior executives and shall be entitled to three (3) weeks of paid vacation per year during the first five (5) years of the Term and four
(5) weeks thereafter.

         7.  OPTIONS.

                  (a) Concurrently with the execution of this Agreement, the Incentive Compensation Committee of the Board which administers the Employer's 1993 Stock Option and Incentive Plan (the "Plan"), a copy of which has been provided to Employee, has granted to Employee options to purchase 100,000 shares of Employer's Common Stock at an initial exercise price equal to the closing price per share of the Common Stock as reported by Nasdaq for the trading date preceding the date of this Agreement, exercisable commencing six (6) months and one day after the date of grant through five (5) years from the date of grant.

                  (b) In addition, Employer agrees to grant Employee options to purchase additional shares of the Company's Common Stock on the third Tuesday of April, 2001 if the Company's operating ratio for the year ended December 31, 2000 is less than or equal to 96.5. The number of shares underlying the additional options to be granted if such condition is met shall be not less than 50,000 or more than 100,000 with the number to be determined as follows:



                    OPERATING RATIO           TOTAL NUMBER OF SHARES
                    EQUAL TO OR LESS THAN:    UNDERLYING OPTIONS
                    ----------------------    ------------------
                            96.5                    50,000
                            95.5                    65,000
                            94.5                    75,000
                            93.5                    85,000
                            92.5                   100,000

The exercise price of any options under this subsection (b) shall be equal to the closing price per share of the Common Stock as reported by Nasdaq for the trading date preceding the date of the grant and shall be exercisable immediately from the date of grant through five (5) years from the date of grant.

         8. TERMINATION. Subject to the respective continuing obligations of the parties, Employee's employment may be terminated prior to the expiration of the Term of this Agreement as follows:

                  (a) Employer, by action of its Board of Directors and upon written notice to Employee, may terminate Employee's employment at any time effective immediately for cause. For purposes of this subsection, "cause" shall be defined as any (i) dishonest or fraudulent conduct in connection with his employment, (ii) conviction of Employee by a federal or state court for the commission of a felony, (iii) insubordinate or intentional failure on the part of Employee to perform the duties assigned to him under this Agreement or any other duties assigned to him in writing by the CEO or the Board; or (iv) unlawful taking or misappropriation of any material and substantial tangible or intangible property (other than corporate opportunities) or misappropriation of any corporate opportunity belonging to Employer or any subsidiary or in which any of them has an interest.

                  (b) Employer, by action of its Board and upon thirty (30) days written notice to Employee, may terminate Employee's employment without cause.

                  (c) Employee, by written notice to Employer, may terminate his employment at any time on thirty (30) days written notice to the Board.

                  (d) Employee's employment shall terminate in the event of Employee's death or disability. For purposes hereof, "disability" shall be defined as Employee's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred twenty (120) day period, provided that notice of any termination by Employer because of Employee's "disability" shall have been given to Employee prior to the full resumption by him of the performance of such duties.

         9. COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event of termination of Employee's employment pursuant to section 8 hereof, compensation shall be paid to Employee as follows:

                  (a) In the event of termination pursuant to subsection 8a or 8c, Base Compensation shall continue to be paid to Employee, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5, 6 and 7 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans.

                  (b) In the event of termination pursuant to subsection 8b, Base Compensation shall continue to be paid to Employee and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5, 6 and 7 hereof, through the date of termination specified in the notice of termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee's participation in such plans through such date shall be paid when due under those plans. In addition, Employee shall be entitled to receive from Employer after the date of termination as severance, a lump sum amount equal to the Base Compensation then payable to Employee for twelve month period.

                  (c) In the event of termination pursuant to subsection 8d, compensation provided for herein (including Base Compensation) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in sections 5, 6 and 7 hereof, (i) in the event of Employee's death, through the date of death, or (ii) in the event of Employee's disability, through the date of proper notice of disability as required by subsection 8d. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employer's participation in such plans through such date shall be paid when due under those plans.

Payments made under this Section 9 shall be in full satisfaction of Employer's remaining obligations to Employee under this Agreement.

         10. NOTICE OF TERMINATION. Any termination of Employee's employment with Employer as contemplated by section 8 hereof, except in the circumstances of Employee's death, shall be communicated by a written "Notice of Termination" by the terminating party to the other party hereto. Any Notice of Termination pursuant to subsection 8a shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

         11. RELOCATION AND RELATED EXPENSES. Employee acknowledges that Employer is considering relocating its principal office. Employer shall reimburse Employee for moving expenses incurred by Employee up to a maximum of $50,000 to relocate his primary residence near Employer's principal office.

         12. SUCCESSORS. Should Employee die after termination of his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee's executors, administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there if no such designee, to his estate.

         13. NOTICE. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or sent by mail, express delivery or facsimile transmission as follows:

                          If to Employee:   3819 North Shore Drive
                                            Akron, Ohio  43303

                          If to Employer:   Intrenet, Inc.
                                            400 TechneCenter Drive
                                            Milford, Ohio 45150
                                            Attn: President and CEO

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14. AMENDMENT AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         15. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

         16. ASSIGNMENT. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in section 12.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.



                                   INTRENET, INC.



                                   By: /S/ ERIC C. JACKSON
                                       -------------------
                                       Eric C. Jackson,
                                       President and CEO

                                          "Employer"



                                   /S/ JOHN P. CHANDLER
                                   --------------------
                                       John P. Chandler

                                          "Employee"